AMENDMENT, WAIVER, AND RELEASE
TO THE AMENDED AND RESTATED SECURITY AGREEMENT

This Amendment, Waiver, and Release to the Amended and Restated Security Agreement (“Agreement”) is made as of July 19, 2010, by and between Louise H. Rogers, an individual who resides in Tyler, Smith County, Texas, as her separate property (“Rogers”), and Nevada Gold & Casinos, Inc., a Nevada corporation, with its principal place of business at 50 Briar Hollow Lane, Suite 500W, Houston, Texas, 77027-9304 (“NGC”); Gold Mountain Development, L.L.C., a Colorado limited liability company (“GMD”); CGC Holdings, L.L.C., a Nevada limited liability company (“CGC”); Colorado Grande Enterprises, Inc.,a Colorado corporation (“CGE”); and Nevada Gold BVR, L.L.C.,a Nevada limited liability company (“NGBVR”); all as parties to the ARSA (as defined in the Recitals below) and, together with NG Washington, LLC, a Washington limited liability company (“NGW”), each in their respective separate capacities as “NGC Guarantors” under the Loan Guaranty Agreement (as defined in the Recitals below).

Recitals

A.          NGC currently owes Rogers loans in an aggregate principal amount of Six Million and No/100 Dollars ($6,000,000.00) (the “Rogers’ Loan Proceeds”) pursuant to that certain Amended and Restated Promissory Note from NGC to Rogers dated July 7, 2009 (the “Note”), and secured at least in part by that certain Amended and Restated Security Agreement (“ARSA”), also dated July 7, 2009, between Rogers and NGC, GMD, CGC, CGE, and NGBVR (collectively referred to with NGC as the “NGC Loan Parties”).

B.          The NGC Guarantors are party to that certain guaranty agreement dated July 7, 2009 (“Loan Guaranty Agreement”) in which the NGC Guarantors each guaranty the payment of all of NGC’s obligations to Rogers under the Note, the ARSA, and the other Loan Documents.  The phrase “Loan Documents” is used throughout this Agreement as it is defined in the ARSA.

C.           NG Washington II, LLC (“NGWII”), is a newly-formed wholly-owned subsidiary of NGC (and is not a Loan Party).  NGWII entered into an asset purchase agreement dated April 14, 2010 (“Asset Purchase Agreement”), with Grant Thornton Limited in its capacity as court-appointed receiver (“Receiver”), in which NGWII agreed to purchase from Receiver (the “Acquisition”), and subsequently operate, seven mini-casinos in the State of Washington (the “New Card Rooms”).

D.          Concurrently with the execution of the Asset Purchase Agreement, NGWII entered into a term sheet dated April 14, 2010 (“Term Sheet”), with Fortress Credit Corp. (“FCC”), in which FCC, on behalf of itself and its affiliates (collectively referred to as “Fortress”), indicated its willingness, on an expressly non-binding and uncommitted basis, to provide to NGWII or to one or more newly-formed subsidiaries or affiliates of NGC, a portion of the purchase price consideration for the New Card Rooms in an aggregate amount not to exceed Five Million Seventy Thousand and No/100 Dollars ($5,070,000.00) (the “Fortress Credit Facility” and, together with the Acquisition, the “Specified Transactions”).

E.           Pursuant to the Term Sheet, Fortress requires, among other things, that NGC and its new subsidiaries and/or affiliates formed exclusively for the purposes of the Specified Transactions (including, without limitation, NGWII) (collectively referred to as the “New NGC Entities”), grant to Fortress a first priority, perfected security interest in all of NGC’s ownership interests in the New NGC Entities and in all of the assets of the New NGC Entities.

F.           NGC proposes to distribute to NGWII and permit NGWII to apply the Rogers’ Loan Proceeds, which remain in the “Projects Fund” to satisfy in cash the balance of the purchase price consideration for the New Card Rooms not financed by the Fortress Credit Facility.  The “Projects Fund” is more particularly described in Section II(D) of the ARSA and in the Agreement Regarding Use of Proceeds of IC-BH Sale and Regarding Remaining Amount Due under the Amended and Restated Credit Facility (as amended) dated November 13, 2007, between Rogers, NGC, and Black Hawk Gold, Ltd.

G.          The ARSA and the other Loan Documents contain prohibitions and other restrictions on the ability of NGC to grant to third parties first priority liens over its ownership interests in its newly-formed entities formed for the purpose of acquiring assets and for these entities to grant first priority liens over their respective assets.

H.          NGC has requested that Rogers agree to amend the ARSA and the other Loan Documents to permit NGC and the New NGC Entities to enter into the Fortress Credit Facility and to perform their respective obligations under it (as contemplated by the Term Sheet), and Rogers has agreed to this request upon the terms and subject to the conditions contained in this Agreement.

Agreements

For good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties to this Agreement agree as follows:

1.           Defined Terms.  Capitalized terms not defined in this Agreement (including the Preamble and Recitals above) shall have the meanings ascribed to them in the ARSA.

2.           Amendments to ARSA and other Loan Documents.  By this Agreement, Rogers agrees to and does amend any and all provisions of the Loan Documents prohibiting, limiting, or otherwise restricting in any way NGC’s and the New NGC Entities’ entry into the Fortress Credit Facility and performance of their respective obligations contained in the Term Sheet (the “Fortress Transactions”) for the benefit of NGC, the New NGC Entities, and Fortress by completely removing those restrictions.  NGC and the New NGC Entities have Rogers consent to grant Fortress priority perfected security interests and liens (the “Permitted Fortress Liens”) over the respective assets of NGC and the New NGC Entities, as more particularly described in Recital E above and the Term Sheet, to secure NGC’s obligations under the Fortress Credit Facility.  The assets excluded from the ARSA by this Agreement are referred to as the “Excluded Collateral.”

3.           Release.  To the extent Rogers’ has any security interest in the Excluded Collateral, Rogers releases all her security interests in the Excluded Collateral and authorizes NGC to file the UCC-3 financing statement(s) in the form attached to this Agreement as Exhibit A with the appropriate filing office(s) in the applicable state(s).

4.           Confirmations.

a.           Rogers confirms to NGC and Fortress that, from and including the date of this Agreement, Rogers has no security interest in the Excluded Collateral and that the Excluded Collateral do not and will not constitute at any time Collateral (as that term is defined in the ARSA) securing any obligations owed by NGC to Rogers pursuant to or under the Loan Documents.

b.           NGC ratifies and confirms that the Loan Documents are and remain in full force and effect in accordance with their respective terms, as amended by this Agreement.  In addition, each of the NGC Guarantors acknowledges, agrees, accepts, and consents to the terms and provisions of this Agreement and of the Loan Documents as amended by this Agreement.  Except as expressly provided in this Agreement, this Agreement does not constitute a waiver or modification of any of the terms or provisions set forth in the Loan Documents and shall not impair any right that Rogers may now or subsequently have under or in connection with the Loan Documents.

5.           Waiver.  For the benefit of NGC and Fortress, Rogers irrevocably waives any and all known or unknown Defaults or Events of Default (if any) and any and all of her other rights and remedies under the Loan Documents arising on or before the date of this Agreement caused by NGC’s and any New NGC Entity’s acts or omissions in connection with the Fortress Transactions.

6.           No Impairment.  Except as expressly provided in this Agreement, the amendments and waivers granted in this Agreement by Rogers do not impair Rogers’ right to insist upon strict compliance with the Loan Documents.  The Loan Documents, as waived and amended by this Agreement, continue to bind and inure to the benefit of Rogers, NGC, the NGC Guarantors, and their respective successors and permitted assigns.

7.           Notices.  Any and all notices or communications related in any way to this Agreement may be given by certified mail with return receipt requested, by receipted courier, by overnight delivery service, or by hand delivery and sent to the persons at the addresses set forth for each party below, or they may be given by facsimile transmission or by e-mail transmission if the intended recipient has affirmatively stated that notice may be delivered by facsimile or e-mail and the intended recipient has provided a valid facsimile number and/or e-mail address.  Any notice delivered by facsimile or e-mail sent or for which a return receipt is received at any time before 5:00 p.m. on a business day shall be deemed to be delivered on that date.  Any facsimile or e-mail notice not received by 5:00 p.m. on a business day shall be deemed to be received on the first following business day.

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Notices to NGC:	with a copy sent contemporaneously to:

Robert B. Sturges, CEO	Ernest E. East, General Counsel
Nevada Gold & Casinos, Inc.	Nevada Gold & Casinos, Inc.
50 Briar Hollow Lane, Suite 500W	50 Briar Hollow Lane, Suite 500W
Houston, Texas 77027-9304	Houston, Texas 77027-9304
Facsimile number: (713) 621-6919	Facsimile number: (713) 621-6919
E-mail: RSturges@NevadaGold.com	E-mail: EEast@NevadaGold.com
Notice may be delivered by facsimile or	Notice may be delivered by facsimile or
e-mail with proof of receipt.	e-mail with proof of receipt.

Notices to Rogers:

Mrs. Louise H. Rogers
2512 Alta Mira
Tyler, Texas 75701-7301

with copies sent contemporaneously to:

Sharon E. Conway	and	W. Michael Robertson
Attorney at Law	8431 Katy Freeway, Suite 200
2441 High Timbers, Suite 410	Houston, Texas 77024-1999
The Woodlands, Texas 77380-1052	Facsimile number: (713) 624-4001
Facsimile number: (281) 754-4685	Notice may be delivered by facsimile
E-mail address: SConway@SConwayLaw.com	with proof of receipt.
Notice may be delivered by facsimile or
e-mail with proof of receipt.

NGC understands and agrees that any notice given or attempted to be given by it to Rogers is not effective unless the notice was contemporaneously provided to all other persons identified above or subsequently identified to NGC by Rogers and shall be deemed to have been given to Rogers upon providing notice to Ms. Conway and Mr. Robertson as set forth above.  Any of the above contact information or designated representatives for the purpose of notice may be changed by a party or an authorized representative of a party providing written notice in the manner set forth above to the other party, and the new contact information or representative will then become effective.  For all purposes under this Agreement, any notice given by Ms. Conway or Mr. Robertson (or other any other legal counsel or financial advisor designated by Rogers) on behalf of Rogers shall constitute notice by Rogers.

8.           Severability.  If any provision of this Agreement is determined to be in violation of any law, rule, or regulation, or to be otherwise unenforceable, that determination shall not affect the validity of any other provisions of this Agreement, but all other provisions shall remain in full force and effect.

9.           Counterparts; Execution.  This Agreement may be executed in any number of counterparts and by a different party on separate counterparts, each of which, when executed and delivered, will be deemed an original, and all of which, when taken together, shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement via facsimile transmission or in PDF format by electronic mail shall be binding and as effective as delivery of a manually-executed counterpart, and may be used as admissible evidence that the party transmitting the signed Agreement intends to be bound by the terms set forth in it.

10.         Entire Agreement.  This Agreement supersedes and is in lieu of any and all prior or contemporaneous agreements, communications, or understandings, whether written or unwritten, verbal or tacit, or implied by prior dealings, between the parties.

11.         Third Party Beneficiaries.   Fortress and its successors and assigns are intended to be, and are, third party beneficiaries of Rogers’ obligations under this Agreement and no amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by Fortress.

12.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to conflict of laws principles).

The parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit this Agreement to legal counsel for review and comment.  Based on this acknowledgement, the parties agree that the rule of construction that a contract be construed against the drafter, if any, not be applied in the interpretation and construction of this Agreement.

[Signatures are on the following page.]

The parties have executed and delivered this Agreement as of the date first written above.

Nevada Gold & Casinos, Inc.

By:	/s/ Robert B. Sturges,
Robert B. Sturges, Chief Executive Officer

Guarantors:

Gold Mountain Development, L.L.C.		CGC Holdings, L.L.C.

By:	/s/ Robert B. Sturges	By:	/s/ Robert B. Sturges
	Robert B. Sturges, Manager		Robert B. Sturges, Manager

Colorado Grande Enterprises, Inc.		Nevada Gold BVR, L.L.C.

By:	/s/ Robert B. Sturges	By:	/s/ Robert B. Sturges
	Robert B. Sturges, President		Robert B. Sturges, Manager

Secured Party:

/s/ Louise H. Rogers
Louise H. Rogers, as her Separate Property
2512 Alta Mira
Tyler, Texas  75701-7301